Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
	(732) 524-6623	(732) 524-6678
	(917) 697-2318 (M)	(908) 616-6250 (M)

Investor Contacts:	Louise Mehrotra	Jason Valmore
	(732) 524-6491	(732) 524-3709

For Immediate Release

Johnson & Johnson Announces Completion of Cordis Divestiture to Cardinal Health

New Brunswick, NJ, October 4, 2015 -- Johnson & Johnson (NYSE: JNJ) today announced the completion of the divestiture of its Cordis business to Cardinal Health for an approximate value of $2 billion, subject to customary adjustments.

The Cordis business is a global leader in the development and manufacture of interventional vascular technology and generated net revenues of approximately $780 million in 2014.

Johnson & Johnson remains dedicated to combating cardiovascular disease through its electrophysiology business, Biosense Webster, in the Medical Devices segment and its leading cardiovascular medicine, XARELTO®, in the Pharmaceutical segment.

About Cordis
Cordis is a leader in the development and manufacture of interventional vascular technology, partnering with experts worldwide to treat millions of patients who suffer from vascular disease. The business has operations in more than 50 countries, with an extensive research and development network and a global commercial footprint.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,000 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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